Pricing Supplement No. 1 dated October 27, 1998
  (To Prospectus dated June 4, 1998, as supplemented by Prospectus Supplement dated October 19, 1998)

  Rule 424(b)(2)
  Registration Nos. 333-18345 & 333-54009


                              $117,500,000
                       UNION PACIFIC CORPORATION
                      Medium-Term Notes, Series E

                    -------------------------------


  Principal Amount:  $117,500,000, as follows:
       Salomon Smith Barney Inc.   - $ 35,000,000
       Chase Securities Inc.       -   45,000,000
       J.P. Morgan Securities Inc. -   37,500,000
                                     ------------
                           Total:    $117,500,000
                                     ============

  Issue Price (Dollar Amount and Percentage of Principal
  Amount):$117,500,000; 100%

  Settlement Date (Issue Date):  October 30, 1998

  Stated Maturity:  November 1, 2004

  Type of Note:
       [X]  Fixed Rate Note
       [ ]  Floating Rate Note
       [ ]  Inverse Floating Rate Note
       [ ]  Zero Coupon Note
       [ ]  Foreign Currency Note
       [ ]  Indexed Note

  Form:
       [X]  Book Entry
       [ ]  Definitive

  CUSIP No:  90782EGU2

  Interest Rate:  6.39%

  Interest Payment Dates:  May 1 and November 1, commencing May 1, 1999

  Redemption Terms (at option of Union Pacific):
       [X]  Not redeemable prior to Stated Maturity
       [ ]  Redeemable in accordance with the following terms:

  Repayment Terms (at option of the Holder):
       [X]  Not repayable prior to Stated Maturity
       [ ]  Repayable in accordance with the following terms:

  Sinking Fund Provisions:
       [X]  None
       [ ]  Applicable in accordance with the following terms:
  Specified Currency (U.S. dollars, unless otherwise indicated):

  Agents:   Salomon Smith Barney Inc.
            Chase Securities Inc.
            J.P. Morgan Securities Inc.

  Agents acting in capacity indicated below:
       [X]  As Agents
       [ ]  As Principals

  Agents' Commissions:  $646,250, as follows:
       Salomon Smith Barney Inc.    - $192,500
       Chase Securities Inc.        -  247,500
       J.P. Morgan Securities Inc.  -  206,250
                                      --------
                            Total:    $646,250
                                      ========

  Net Proceeds to Union Pacific : $116,853,750, as follows:
       Salomon Smith Barney Inc.    - $ 34,807,500
       Chase Securities Inc.        -   44,752,500
       J.P. Morgan Securities Inc.  -   37,293,750
                                      ------------
                            Total:    $116,853,750
                                      ============
  Other: